Investor Relations Contact:	Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:	Sally Wallick, CFA
404 806-1398
investor.relations@deltaapparel.com

Delta Apparel Reports Fiscal 2017 Second Quarter and Six-Month Results
Double-digit growth for Salt Life and Art Gun and gain on Junkfood sale drive $0.58 EPS

GREENVILLE, SC – May 8, 2017—Delta Apparel, Inc. (NYSE MKT: DLA) today reported that for its fiscal 2017 second quarter ended April 1, 2017, net income increased nearly 33% to $4.5 million, or $0.58 per diluted share, compared with $3.4 million, or $0.43 per diluted share, for last year’s second quarter. Approximately $0.11 per share of the 2017 second quarter earnings resulted from a gain on the sale of the Company’s Junkfood business completed on March 31, 2017.

Net sales for the 2017 second quarter were $104.1 million, compared with $109.2 million in the prior year period. The decline was primarily due to considerably lower sales at Junkfood during the quarter and the lingering impact of The Sports Authority bankruptcy on Soffe revenue. While margins expanded in most of the Company’s business units during the quarter, overall gross margins were 30 basis points lower year-over-year due to softness in the Junkfood business. On a sequential basis, however, gross margins expanded by 270 basis points. Operating profit for the quarter was $7.5 million, or 7.2% of sales, versus $5.9 million, or 5.4% of sales, in the prior year second quarter.

For the first six months of the 2017 fiscal year, net sales were $189.5 million compared with $199.3 million in the prior year period. Net income for the six-month period was $3.9 million, or $0.50 per diluted share, versus $4.1 million, or $0.52 per diluted share, in the comparable period last year.

Basics Segment Review
For the fiscal 2017 second quarter, basics segment revenue grew to $70.8 million from $69.8 million in the prior year quarter. Art Gun achieved record revenue for the quarter, an 11% increase over the comparable 2016 quarter, as well as a 480 basis point gross margin expansion. Delta Activewear sales grew 1% driven by strong sales growth with private label programs. Fashion basics also contributed to the Activewear growth with a 40% sales increase with significantly higher margins than basic tees. This year’s introduction of new fashion basics products continues to be well-received, particularly the new Delta Platinum line and its elevated fabrications in fashion silhouettes for both men and women. Delta Activewear gross margins improved 60 basis points in the 2017 second quarter from the prior year period due to a favorable mix of products sold along with the lower product costs resulting from the manufacturing realignment completed in the prior year.

Operating profit in the basics segment for the quarter was $7.6 million, or 10.7% of sales, compared with $6.7 million, or 9.6% of sales, in the prior year second quarter.

Branded Segment Review
Revenue in the branded segment for the 2017 second quarter was $33.3 million compared with $39.3 million in the 2016 second quarter. The decrease primarily resulted from a 40% decline in Junkfood sales and the unfavorable impact of The Sports Authority bankruptcy on Soffe’s sales during the quarter. The loss of The Sports Authority business notwithstanding, Soffe enjoyed a 150 basis point margin expansion during the quarter as it continued to strengthen its business with the military, e-retailers, and strategic and independent sporting goods retailers. Soffe also continued to grow its direct-to-consumer business, with its branded eCommerce revenue up 38% for the quarter, bringing its year-to-date growth to 34%. Salt Life achieved expanded gross margins on a 10% revenue increase, a new second-quarter record for that business. Salt Life’s growth continues to be driven by its expanded product line and broadened distribution. Operating profits in Salt Life were further enhanced by lower distribution expenses and leveraged administrative costs.

Operating profit in the branded segment, including the $1.3 million gain on the sale of Junkfood, was $2.8 million, or 8.3% of sales, compared with $2.6 million, or 6.5% of sales, in the prior year second quarter.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, commented, “Our fiscal 2017 second quarter was productive and we completed a number of key initiatives to further improve our business results. Earnings were up nearly 10% even after adjusting for the $0.11 per share gain from the sale of Junkfood. As we indicated last quarter, we remain focused on strategies that will drive revenue growth and improved operating margins throughout our Company.

“During the quarter, Salt Life experienced strong shipments for initial spring store sets and early indications point to good spring sell-through. We continue to focus on connecting directly with our consumers through our Salt Life YouTube channel, social media and digital strategies. Our Salt Life eCommerce business continues to grow, with sales up 42% in the 2017 second quarter and 46% year-to-date. We recently opened a new Salt Life retail store on Main Street in Huntington Beach, California and are on schedule to open two additional stores on the East Coast by the end of the fiscal year. Overall, we anticipate continued double-digit growth through Salt Life’s omni-channel model, with strong margins and operating profit.

“Art Gun’s second quarter growth has positioned it for yet another year of record revenue and profitability in 2017, and we are making arrangements to handle the increased volume as we head into the next holiday season. In addition, we are utilizing Activewear’s existing facilities to expand Art Gun’s geographical reach and to better serve customers through reduced shipping times. Activewear’s expanded go-to-market strategies and new product introductions continue to enhance our business. Solid demand continues for our specialized vertical manufacturing capabilities combined with our sensitivity to social and environmental compliance programs that are so important to major brands and retailers. We achieved our goals with the manufacturing realignment completed last year and saw the initial positive results in our March results, and we expect them to become increasingly apparent in the second half of the fiscal year.

“We had a good quarter in a challenging retail environment, and we believe those results are a preview of our anticipated second half performance. We expect Salt Life and Art Gun to achieve record revenue in 2017 and should see continued improvement in Activewear with its expanded product offerings. Our direct-to-consumer business should continue to improve profitability and expand its outreach. We anticipate a return to growth and improved profitability at Soffe driven by consumer demand for our branded products and strengths with our Made in America programs. In addition, our cost structure should continue to improve as we realize the full benefit of our manufacturing realignment over the next several quarters. We believe that the combination of all of these elements will result in a future of sales and earnings growth for Delta Apparel.”

Conference Call
The Company will hold a conference call with senior management to discuss its financial results today at 4:30 PM, ET. The Company invites you to join the call by dialing 800-211-3767. If calling from outside the United States, please dial 719-457-2618. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through June 8, 2017. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 1975139.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Salt Life, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including department and mid-tier stores, e-retailers, sporting goods and outdoor retailers, specialty and independent stores, and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com, www.coastapparel.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,900 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the competitive conditions in the apparel and textile industries; the inability to successfully implement certain strategic initiatives; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability of our offshore locations; our ability to retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our distribution network; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions; the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in ecommerce laws and regulations; changes to international trade regulations; changes in employment laws or regulations or our relationship with our employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing or employee safety standards, labor laws, or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the costs required to comply with the regulatory landscape regarding public company governance and disclosure; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Tables Follow

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	Apr 1, 2017	Apr 2, 2016	Apr 1, 2017	Apr 2, 2016

Net Sales	$104,138	$109,160	$189,473	$199,331
Cost of Goods Sold	79,908	83,434	147,685	154,736
Gross Profit	24,230	25,726	41,788	44,595

Selling, General and Administrative	18,250	20,032	35,559	36,916
Change in Fair Value of Contingent Consideration	(100)	(100)	(200)	(300)
Gain on Sale of Business	(1,295)	-	(1,295)	-
Other (Income), Net	(145)	(137)	(267)	(177)
Operating Income	7,520	5,931	7,991	8,156

Interest Expense, Net	1,312	1,396	2,613	2,671

Income Before Provision for Income Taxes	6,208	4,535	5,378	5,485

Provision for Income Taxes	1,661	1,099	1,436	1,369

Net Income	$4,547	$3,436	$3,942	$4,116

Weighted Average Shares Outstanding
Basic	7,600	7,735	7,599	7,748
Diluted	7,845	7,964	7,870	7,959

Net Income per Common Share
Basic	$0.60	$0.44	$0.52	$0.53
Diluted	$0.58	$0.43	$0.50	$0.52

		April 1, 2017	Oct 1, 2016	Apr 2, 2016
		(Unaudited)	(Audited)	(Unaudited)

Current Assets
Cash		$686	$397	$742
Receivables, Net		59,598	63,609	60,198
Income Tax Receivable		328	86	-
Inventories, Net		180,699	164,247	163,659
Note Receivable		2,850	-	-
Prepaids and Other Assets		4,097	4,145	5,312
Total Current Assets		248,258	232,484	229,911

Noncurrent Assets
Property, Plant & Equipment, Net		43,060	43,503	42,238
Goodwill and Other Intangibles, Net		36,518	57,651	58,226
Deferred Income Taxes		3,800	5,246	6,011
Other Noncurrent Assets		5,755	5,768	4,292
Total Noncurrent Assets		89,133	112,168	110,767

Total Assets		$337,391	$344,652	$340,678

Current Liabilities
Accounts Payable and Accrued Expenses		$80,686	$73,101	$73,318
Income Tax Payable		-	-	128
Current Portion of Long-Term Debt		8,172	9,192	7,663
Total Current Liabilities		88,858	82,293	81,109

Noncurrent Liabilities
Long-Term Debt		89,203	106,603	107,364
Other Noncurrent Liabilities		4,581	3,741	4,331
Total Noncurrent Liabilities		93,784	110,344	111,695

Shareholders' Equity		154,749	152,015	147,874

Total Liabilities and Shareholders' Equity		$337,391	$344,652	$340,678